Exhibit 99.1
Helix BioMedix Provides Update on Personal Care Division
Bothell, Washington – July 17, 2006 — Helix BioMedix, Inc. (HXBM.OB), a developer of bioactive peptides is providing an update on its personal care division and the expanded marketing of one of the products that contains the Company’s proprietary HB64 peptide. The Company also announced the termination of its marketing agreement with Body Blue, Inc. due to material changes in the Body Blue organization.
Nature’s Gate® Organics Natural Results™ Acne Treatment System, which includes Helix BioMedix’s HB64 peptide, marketed as Oligopeptide-10, has completed its roll out throughout the Whole Foods Market and Wild Oats Markets chains and is now being sold in half of the 1000 larger natural products retail stores in the United States. In addition, Natural Results™ has moved into the mass market where it is initially being sold in 300 select CVS/pharmacy stores, the largest pharmacy retailer in America. The product was introduced in the fall of 2005 and is a product of Levlad Inc., a leading manufacturer and marketer of branded natural and organic personal care products.
“We are very excited about the continued rollout of Levlad’s anti-acne system,” stated R. Stephen Beatty, the company’s President and Chief Executive Officer. “The product has been well received in the natural products chains and there are currently plans to expand the product’s distribution further into the much larger food, drug and mass market sector during the third quarter of 2006.”
The company also recently filed an 8-K stating that it has terminated its marketing agreement with Body Blue, Inc., a privately owned Canadian company.
“While we have had an excellent relationship with Body Blue, earlier this month they notified us that they were selling off parts of their company that are critical to our agreement with them. We are fortunate to have forged solid relationships with additional marketing partners such as Grant Industries and thoroughly expect that the consumer product companies that we have established relationships with, through Body Blue, will continue to evaluate the use of our peptides in their products,” stated Mr. Beatty.
About Natural Results™ Acne Treatment System
Natural Results™ Acne Treatment System is a revolutionary, dermatologist-tested, acne treatment system for use at home. It is the first acne treatment system of its kind to contain Oligopeptide-10, one of the latest scientific breakthroughs in acne management. This unique fusion of 15 naturally occurring amino acids is combined with Salicylic Acid to form a powerful duo that works synergistically to eliminate bacteria and combat blemishes. The added benefit of encapsulated Tea Tree Leaf Oil is particularly beneficial to acne-prone skin and helps to reduce redness for a clear improvement in the skin’s overall condition. For additional information on Natural Results™ Acne Treatment System go to www.Natural-Results.com.
About Helix BioMedix
Helix BioMedix, Inc. is a biopharmaceutical company that has a portfolio of issued patents that covers six distinct classes of peptides, including over 100,000 unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing applications. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals, personal care, plant health, animal health and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.
Important Notice
This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding activities, events or developments that the company expects, believes or anticipates may occur in the future, including statements related to our potential growth, product development and commercialization and revenue. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the company’s ability to successfully raise additional capital, enter into revenue generating license agreements, continue its research and development efforts, including pre-clinical and clinical studies, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. Readers are cautioned that such forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contact:
Helix BioMedix, Inc.	Investor Relations:
David H. Kirske, 425-402-8400	Cameron Associates
dkirske@helixbiomedix.com	Alison Ziegler 212-554-5469
alison@cameronassoc.com

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